Exhibit 21.1.

Subsidiaries

China Sunflower Industry Holdings Ltd., a Hong Kong company.

Gansu Zhengnong Sunflower Industry Co., Ltd., a wholly foreign owned enterprise incorporated in China

Gansu JOY Agricultural Technology Co., Ltd., a company incorporated in the People’s Republic of China

Gansu JOY Import and Export Trading Co., Ltd., a company incorporated in the People’s Republic of China

China Sunflower Group Limited’s Current Corporate Structure

Bright Joy Innovations Holdings Ltd.
Other Shareholders
70.15%
29.85%
China Sunflower Group Ltd.
100%
China Sunflower Industry Holdings Ltd.
a Hong Kong company
100%
Gansu Zhengnong Sunflower Industry Co., Ltd.
a wholly foreign owned enterprise in China
Contractual Arrangements
Mr. Wei
100%
Gansu JOY Agricultural Technology Co., Ltd.
a PRC company
99.42%
Gansu JOY Import and Export Trading Co., Ltd.
a PRC company